Exhibit 4.3(e)
LANVISION SYSTEMS, INC.

                       FOURTH AMENDMENT TO LOAN AGREEMENT



         THIS FOURTH AMENDMENT TO LOAN AGREEMENT ("Amendment") is executed pursuant to and made a part of the Loan and Security Agreement dated July 17, 1998, by and between LANVISION SYSTEMS, INC., a Delaware corporation ("Borrower"), and THE HILLSTREET FUND, L.P., a Delaware limited partnership ("Lender"), as amended by letter agreements dated March 18, 1999, April 12, 1999, September 14, 1999 and Amendment Number 1, dated November 25, 1998, an Amendment dated February 11, 2000, and Amendment Number 3, dated September 5, 2000 ( as amended, the "Loan Agreement").


         WHEREAS, Borrower and Lender wish to further amend the Loan Agreement in accordance with the terms and provisions hereof.

         NOW, THEREFORE, the parties agree as follows:


         1. AMENDMENTS TO LOAN AGREEMENT. The following amendments shall be made to the terms of the Loan Agreement:

            (a) MINIMUM REVENUES AND EBIT. Section 6.4 of the Loan Agreement
                shall be amended in its entirety to read as follows:

            "Section 6.4 MINIMUM REVENUES AND EBIT.

            (a) MINIMUM REVENUES. On each of the Computation Dates set forth below, the Borrower shall not permit the total cumulative revenues (calculated for the period of time beginning on February 1, 2001 through such Computation Date) to be less than the minimum amount set forth bellow:


                                                           MINIMUM
                      COMPUTATION DATE               CUMULATIVE REVENUES
                      ----------------               -------------------

                      April 30, 2001                     $1,800,000

                      July 31, 2001                      $4,100,000

                      October 31, 2001                   $6,900,000

                      January 31, 2002                   $10,200,000


            (b) MINIMUM EBIT. On each Computation date set forth below, the
                Borrower shall not permit the total Cumulative EBIT ( calculated for the period of time beginning on February 1, 2001 through such Computation Date) to be less than the minimum amount set forth below:


                                                          MINIMUM
                      COMPUTATION DATE                CUMULATIVE EBIT
                      ----------------                ---------------

                      April 30, 2001                     $(200,000)

                      July 31, 2001                      $   -0-

                      October 31, 2001                   $700,000

                      January 31, 2002                   $1,100,000


            (c) NET WORTH. Section 6.5 of the Loan Agreement shall be amended in its entirety to read as follows:

                "Section 6.5 NET WORTH. "On each of the Computation Dates set forth below, the Borrower shall not permit the Net Worth to be less than the minimum amount set forth below:


                                                           MINIMUM
                      COMPUTATION DATE                    NET WORTH
                      ----------------                    ---------

                      April 30, 2001                     $1,200,000

                      July 31, 2001                      $1,400,000

                      October 31, 2001                   $1,600,000

                      January 31, 2002                   $1,800,000


Borrower and Lender shall amend this Agreement on or before February 28, 2002, to provide covenant compliance (at minimum levels acceptable to Lender) under Section 6.4(a), 6.4 (b) and 6.5 for April 30, 2002, and each Computation date thereafter. If Borrower and Lender do not agree to amendments to such sections, the Borrower shall be deemed to be in default under the terms of these sections."


            (b) Section 2 of the Loan Agreement shall be amended to add the following:

                "Section 2.12 ADDITIONAL SPECIAL PAYMENT. Borrower has accrued on its balance sheet at January 31, 2001 the sum of One Million Four Hundred Forty-two Thousand Two Hundred Eighty-five and 01/100 Dollars ($1,442,285.01) (after giving effect to a Special Payment made by Borrower pursuant to the Third Amendment to Loan Agreement) as a liability to Lender, representing the amount of the additional fee accrued through January 31, 2001 to guarantee Lender a minimum compounded annual internal rate of return of twenty-five percent (25%) at maturity on July 31, 2004 pursuant to Section 2.3(c) of the Loan Agreement (the "Yield Guarantee at Maturity"). Borrower has agreed to pay to Lender the sum of Five Hundred Thousand Dollars ($500,000) of such accrued amount contemporaneously with the execution of this Fourth Amendment, April 2, 2001 (the "Special Payment Two"). Accordingly, upon payment in full of the Term Loan, Lender agrees to credit against the amount of the Yield Guarantee at Maturity due Lender an amount equal to the future value of Five Hundred Thousand Dollars ($500,000), compounded at an assumed interest rate of six percent (6%) per annum from the date hereof to the date of payment of the Term Loan. The amount so computed is referred to as the "Future Credit Amount." For example, if the Loan is paid in full at maturity on July 31, 2004, the Future Credit Amount shall be equal to Six Hundred Seven Thousand, One Hundred Sixty-eight and 18/100 Dollars ($607,168.18). Notwithstanding this Special Payment Two of Five Hundred Thousand Dollars ($500,000), Borrower shall be liable to Lender for the full amount of the Yield Guarantee at Maturity as if this Special Payment Two had not been made, and will continue to accrue an amount to satisfy such Yield Guarantee at Maturity on a monthly basis as if this Special Payment Two had not been made."

         2. REAFFIRMATION OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Borrower hereby agrees and covenants that all representations and warranties in the Loan Agreement including, without limitation, all of those representations and warranties set forth in Article 4, are true and accurate as of the date hereof. Borrower further reaffirms all covenants in the Loan Agreement and reaffirms each of the covenants set forth in Articles 5 & 6 thereof, as if fully set forth herein, except to the extent modified by this agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this
            Amendment to Loan Agreement as of the 2nd.day of April, 2001.


              LENDER:                                         BORROWER:

         THE HILLSTREET FUND, L.P.               LANVISION SYSTEMS, INC.


         By :     HillStreet Capital, Inc.       By: /s/ J. Brian Patsy
                                                    ---------------------------
         Its:     Investment Manager             J. Brian Patsy
                                                 Chief Executive Officer

         By:  /s/ Christian L. Meininger
            -----------------------------
         Christian L. Meininger, President

         Date:     4/2/01                        Date:   4/2/01
              ----------------------                   ------------